Exhibit 99.1

GulfMark Offshore Announces Annual Cash Dividend of $1.00 Per Share in 2012,

Quarterly Dividend of $0.25 in 2013 and Stock Repurchase Program

HOUSTON, December 11, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) (“GulfMark”) announced that today its Board of Directors declared an annual cash dividend on GulfMark Class A common stock of $1.00 per share payable on December 31, 2012, to stockholders of record on the close of business on December 21, 2012. The dividend will be paid before the end of the calendar year to take advantage of the current tax rate for 2012. The total dividend payout for 2012 is estimated to be $26,936,443. Commencing in 2013, GulfMark will pay a recurring quarterly cash dividend of $0.25 per share.

GulfMark further announced that its Board of Directors has approved a stock repurchase program for up to a total of $100 million of its issued and outstanding Class A common stock. The stock may be repurchased from time to time on the open market or in privately negotiated transactions. Repurchases can be made from time to time using a variety of methods, which may include open market purchases or purchases through a Rule 10b5-1 trading plan, all in accordance with Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will be determined by GulfMark’s management based on prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate GulfMark to acquire any particular amount of common stock and may be suspended or discontinued at any time.

The dividends and stock repurchase program will be funded out of cash flow from operations and proceeds received from the disposal of non-core assets.

“Over the years, GulfMark management has created significant value for our stockholders that is not reflected in our share price. The initiation of a cash dividend and the commencement of a stock repurchase program will not only return cash to our stockholders but also provide the company with an investment opportunity for further value creation. Partially funding these initiatives with the sale of non-core assets will maintain our balance sheet strength while we continue with our new build program,” said David Butters, GulfMark’s Chairman of the Board.

GulfMark provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy industry market in the world.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in GulfMark’s filings with the Securities and Exchange Commission, including GulfMark’s Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522